                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made and entered into this 15th day of August, 2002 by and between Exuma Technologies, Inc., a Florida corporation ("Buyer"), Software Support Team, Inc., a Florida corporation (the "Company"), and Marex, Inc., a Florida corporation ("Parent"). The Company and the Parent are collectively referred to in this Agreement as the "Sellers."

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises contained in this Agreement, the parties agree to the following recitals, terms and conditions.

         1.       Recitals.

                  (a) The Company creates, markets, distributes, supports and sells a software package for use by marinas known as "DockMaster" (the "Business").

                  (b)      Parent is the sole shareholder of the Company.

                  (c) The Company desires to sell, and Buyer desires to purchase, substantially all of the assets used in or relating to the operation of the Business, as a going concern, in accordance with the terms and conditions set forth in this Agreement.

         2. Transfer of Assets. Except as expressly excluded below, the Company agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from the Company, all of the Company's assets and properties, real and personal, tangible and intangible, of every kind and description, wherever located, which are used by the Company in connection with the operation of the Business, as a going concern, including, without limitation, the assets listed on Schedule 2 to this Agreement (collectively, the "Assets").

         3. Excluded Assets. The assets of the Company listed on Schedule 3 to this Agreement shall be excluded from the Assets and shall be retained by the Company.

         4. Liabilities. The Assets shall be sold and conveyed to Buyer free and clear of all liens, encumbrances, claims, options, rights of first refusal and other agreements (collectively, "Liens"), except for those Liens related to the Assumed Liabilities. Except for (a) the obligations of Company under the Contracts (as defined below) and Real Property Leases (as defined below), to the extent that such obligations accrue subsequent to the Closing Date, (b) the obligation of Company to pay accounts payable reflected on Company's balance sheet which arise from services rendered or products furnished to Company in the ordinary course of business to the extent such accounts payable are not paid or to be paid prior to the Closing Date and are not more than thirty days past due as of the Closing Date, (c) remaining obligations not yet due on promissory notes (the "Notes") dated October 1, 2001 in favor of Albert Peacock and Arthur Peacock, (d) liabilities described on
Schedule 4, (e) liabilities described in instruments of assumption delivered by Buyer at Closing and (f) employee expenses accrued during the pay period in which Closing occurs (all of the foregoing are, collectively, the "Assumed Liabilities"), the Company shall retain responsibility for all liabilities arising from its operation of the Business, whether or not accrued and whether or not disclosed. Specifically, but without limiting the generality of the foregoing sentence, Buyer shall not assume any liability or obligation of the Company other than the Contracts with respect to (i) taxes and related penalties and interest of any kind, (ii) employees or former employees of the Company, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by the Company of its employees or the Company's termination of its employees, (iii) liability claims for products sold or manufactured by the Company, (iv) warranty claims in excess of $10,000 for products sold or manufactured by the Company prior to the Closing Date, whether such claims are asserted before or after the Closing Date and (v) any other liabilities relating to the period prior to the Closing Date.

         5.       Consideration.

                  (a) Purchase Price. The consideration for the Assets shall be (i) an amount of cash equal to Five Hundred Fifty Seven Thousand One Hundred and Sixty Dollars ($557,160.00) and (ii) assumption by Buyer of the Assumed Liabilities.

                  (b) Allocation. The Purchase Price shall be allocated among the Assets as set forth on Schedule 5(b). For tax purposes, the parties shall report the transactions contemplated by this Agreement in accordance with such allocation.

         6.       Closing.

                  (a) Date; Location. The closing ("Closing") of the sale and purchase contemplated by this Agreement shall take place on the third business day following the satisfaction or waiver of all conditions precedent to Closing set forth in Sections 6(b) and 6(c) (the "Closing Date") at the offices of Steel Hector & Davis, LLP or at such other time and place as the parties may mutually agree.

                  (b) Conditions Precedent to Buyer's Obligations. Buyer's obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

                           (i)      Buyer shall have received the documents
described in Section 7(a);

                           (ii)     The net book value of the Assets as of the
date of Closing shall be no less than $327,000;

                           (iii)    All third-party consents and approvals
required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and Buyer shall have received evidence reflecting the granting of the consents and approvals;

                           (iv)     The transactions contemplated by the Asset
Purchase Agreement dated as of August __, 2002 among Dockmaster Software Systems, Inc., Albert Peacock, Arthur Peacock and Buyer shall have closed;

                           (v)      Company's and Parent's representations and
warranties contained in this Agreement shall be true and correct as of the date of this Agreement and true and correct on the Closing Date as though made on and as of the Closing Date; and

                           (vi)     No action or proceeding shall be pending by
or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                  (c) Conditions Precedent to Company's and Parent's Obligations. Company's and Parent's obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

                           (i)      Company shall have received the documents
described in Section 7(b) and all consents necessary to effectuate the same shall have been received;

                           (ii)     All third-party consents and approvals
required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and Company shall have received evidence reasonably satisfactory to Company reflecting the granting of the consents and approvals;

                           (iii)    All actions, proceedings, instruments,
documents and other relevant legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Company;

                           (iv)     Buyer's representations and warranties
contained in this Agreement shall be true and correct as of the date of this Agreement and true and correct on the Closing Date as though made on and as of the Closing Date; and

                           (v)      No action or proceeding shall be pending by
or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement; and

                           (vi)     Parent and Company shall have received from
Arthur Peacock and Albert Peacock terminations and releases regarding (A) the Notes, (B) the Security Agreement dated as of October 2, 2001 among Company, Albert Peacock and Arthur Peacock and (C) the Stock Purchase Agreement (as defined in Section 8) in a form reasonably satisfactory to Parent.

         7.       Closing Documentation.

                  (a) Company's Documents. At Closing, the Company shall deliver to Buyer the following documents fully executed by Company and Parent, as applicable:

                           (i)      a Bill of Sale in the form attached to this
Agreement as Exhibit A;

                           (ii)     an Assignment of Trade Names and
Intellectual Property Rights in the form attached to this Agreement as Exhibit B (the "Trade Name Assignment");

                           (iii)    an Assignment and Assumption of Contracts
in the form attached to this Agreement as Exhibit C (the "Contract
Assignment");

                           (iv)     an Assignment and Assumption of Real
Property Lease in the form attached to this Agreement as Exhibit D (the "Lease Assignment");

                           (v)      an Assignment of Representations,
Warranties and Covenants in the form attached to this Agreement as Exhibit E (the "Assignment of Representations");

                           (vi)     duly entered corporate resolutions of the
Company authorizing the transactions contemplated by this Agreement, accompanied by a certificate of the Secretary of the Company to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with a good standing certificate from the Secretary of State of Florida dated not more than 10 days prior to the Closing Date;

                           (vii)    UCC-3 financing statement amendments
amending the name of the debtor, appropriate for filing with relevant authorities, for each financing statement applicable to the Assets;

                           (viii)   an estoppel certificate executed by each of
Albert Peacock and Arthur Peacock dated as of the Closing Date certifying that Parent is (A) current in its payments under the Notes and (B) not in default in any respect under the Notes;

                           (ix)     such releases, consents, waivers and
approvals as may be necessary to effect the conveyance, transfer, assignment and delivery of the Assets, free and clear of all Liens; and

                           (x)      such other instruments of transfer or
assignment as may be necessary in order to vest Buyer with good and marketable title to the Assets.

                  (b) Buyer's Documents. At Closing, Buyer shall deliver or cause to be delivered to the Company the following:

                           (i)      duly entered corporate resolutions of Buyer
authorizing the transactions contemplated by this Agreement, accompanied by a certificate of the Secretary of Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with a good standing certificate from the Florida Secretary of State dated not more than 10 days prior to the Closing Date;

                           (ii)     the Trade Name Assignment;

                           (iii)    the Contract Assignment;

                           (iv)     the Lease Assignment;

                           (v)      the Assignment of Representations;

                           (vi)     an Assumption of Liabilities in the form of
Exhibit F;

                           (vii)    Promissory Notes made payable to Arthur
Peacock and Albert Peacock, in the form of Exhibits G-1 and G-2;

                           (viii)   a Security Agreement in favor of Arthur
Peacock and Albert Peacock in the form of Exhibit H; and

                           (ix)     an amount of cash equal to $364,532.00,
payable by wire transfer to an account designated by the Company or a cashier's check drawn upon a federally insured Florida lending institution on the Closing Date.

                  (c) Further Assurances. From time to time after the Closing Date, at Buyer's request and without further consideration, the Company shall execute and deliver such other instruments of conveyance and transfer as Buyer may reasonably require in order to more effectively convey, transfer, assign and deliver the Assets to Buyer.

         8. Warranties and Representations. Each Seller warrants and represents to Buyer as follows with respect to the period between the closing of the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of September 21, 2001 among Marex, Inc., Company and the stockholders of the Company listed therein and the Closing Date:

                  (a) Title. The Company is the owner of and has good, absolute and marketable title to the Assets, and, as of the Closing Date, the Assets shall be free and clear of all Liens of every kind, except those Liens related to the Assumed Liabilities.

                  (b) Financial Information. All income tax returns, profit and loss statements, balance sheets, cash flow statements and other financial information furnished and to be furnished to Buyer in connection with this transaction are complete and fairly represent the financial information set forth therein. There has been no material adverse change in the financial condition of the Business since June 30, 2002. Except as set forth in Schedule 8(b) or reflected in the financial statements furnished by the Company to Buyer, there is no liability or obligation of the Company related to the operation of the Business, whether accrued, absolute or contingent, other than liabilities and obligations that have been incurred in the ordinary course of business since June 30, 2002, and are not material, in the aggregate, to the Business or the operations or financial condition of the Company.

                  (c) Receivables. All accounts receivable and notes receivable due and uncollected as reflected on the Company's financial statements and all accounts receivable and notes receivable due and uncollected arising since June 30, 2002 (i) represent valid obligations due to Company and (ii) subject only to customary write-offs for bad debts in a manner consistent with past practice, have been collected in the ordinary course of business.

                  (d) No Contract. Neither the Company nor the Parent has entered into any other contract for the sale of the Assets.

                  (e) Organization and Qualification. The Company is a corporation which is duly organized and in good standing under the laws of the State of Florida, with all requisite power and authority to carry on the Business as it is presently conducted.

                  (f) Taxes. Except as set forth on Schedule 8(f), the Company has duly filed all federal, state and local tax returns required to be filed by it and has paid all federal, state and local taxes required to be paid by it as of the Closing Date. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of the Company or the Parent, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in excess of $1,000 in connection therewith, which additional taxes, interest or penalties, if any, the Company shall promptly pay upon assessment.

                  (g) Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

                  (h) Validity. The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions on the part of the Company and, upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Company.

                  (i) No Violation. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated in this Agreement will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any Lien upon the Assets pursuant to any provision of any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree to which the Assets are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the Articles of Incorporation or Bylaws of the Company.

                  (j) Governmental Approvals. The Company has all material licenses and permits to carry on the Business, and the Business is being operated and its property is being used in compliance with all material laws, ordinances and regulations. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with the Company's execution and delivery of this Agreement or consummation of the transactions contemplated herein.

                  (k) No Proceedings. There are no legal actions, suits, arbitrations, or other legal, administrative or other proceedings pending or threatened against the Company, its properties, assets or the Business, and the Company is not aware of any fact which might result in any such action, suit, arbitration or other legal, administrative or other proceeding. The Company is not in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department. The Company has not been charged or threatened with or under investigation with respect to any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation.

                  (l) Contracts. Schedule 8(l) sets forth all of the Company's contracts, oral and written (collectively, "Contracts"). All of the Contracts are in full force and effect, and are valid and enforceable in accordance with their respective terms. The terms of all Contracts have been disclosed to Buyer and have not been subject to any oral or written modification, other than as disclosed to Buyer. There are no existing defaults of the Company or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of the Company under the Contracts, nor are material amendments pending with respect to any Contracts. No Contract is a governmental contract subject to price redetermination or renegotiation. The Company has no oral agreements with customers which require the Company to provide products or services at no charge or at rates significantly below the average rates for such products or services set forth in the Company's written Contracts. Schedule 8(l) also describes the status of all Contracts currently in negotiation or proposed by the Company relating to the Business.

                  (m) Equipment and Inventory. All equipment required for and used in connection with the Business is in proper working order and shall be in proper working order as of the Closing Date, and is, and will be on the Closing Date, in compliance with the rules and regulations of all material statutes, ordinances, rules and regulations. The inventories of in-process products and finished products of the Company are in good condition, conform in all respects to the Company's specifications and warranties, are not obsolete and are useable and saleable in the ordinary course of conduct of the Business and, if saleable, are saleable at values not less than normal selling prices. The amount and mix of items in the inventories of in-process products and finished products are consistent with the Business's past business practices. The inventory list contained on Schedule 8(m) is true and correct in all respects as of the Closing Date. To the Company's knowledge, there are no adverse conditions affecting the supply of items of inventory to the Company.

                  (n) Leases. A true, correct and complete copy of each real property lease to which the Company is a party (the "Real Property Leases") is attached to this Agreement as Schedule 8(n). The payments due under each Real Property Lease are current as of the Closing Date. There have been no violations or breaches under any Real Property Lease by either the Company or the applicable landlord, and the Company has not notified any landlord of any intention to terminate the lease. The Company has not carried out any alterations or caused any damage to any leased real property which would require the Company to restore the leased real property to its original condition at the expiration of the applicable Real Property Lease.

                  (o) Environmental Matters. The Company and its products are in compliance in all material respects with federal, state and local laws, rules and regulations. In particular, the Company is operating and has operated the Business in compliance with all material local, state and federal environmental laws, rules, regulations and ordinances including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws, rules and regulations of the State of Florida as each such statute or regulation has been amended from time to time (collectively, "Environmental Laws and Regulations"). The Company has not knowingly accepted for storage, and to its knowledge, does not store, any nitrate film or any hazardous substance or hazardous material. The Company has never knowingly caused the release of an amount of any hazardous substance or hazardous material into the environment which release would constitute a violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance," "release" and "environment" shall have the same meanings as those terms are defined by Section 101 of CERCLA, 42 U.S.C. ss.9601, and "hazardous material" shall have the same meaning as that term is defined by Environmental Laws and Regulations. The Company does not own, lease, rent or otherwise utilize any underground storage tanks and, to the Company's knowledge, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at any of the leased real property. To the Company's knowledge, the leased real property does not contain (i) any asbestos or (ii) any polychlorinated biphenyl (PCB) substances.

                  (p) Employees. Schedule 8(p) lists the names of all full-time and part-time employees of Company and sets forth a job description or title and compensation for each such person. Schedule 8(p) also sets forth a list of all written and oral employment and noncompetition agreements with Company's employees. Since October 1, 2001, there has not been, and there is not now, any strike, labor dispute, slow down, work stoppage, or other material interference with or impairment by labor of the business of Company pending or, to the knowledge of Company and Parent, threatened or contemplated against or directly affecting the Business. Company's employees are not represented by any labor or trade union, nor to the Company's knowledge has there been any attempt to organize Company's employees during the 90 day period prior to the date of this Agreement. There has been no employee turnover since June 30, 2002, except as noted on Schedule 8(p). Company warrants that there has been no carryover of employee vacation or sick pay from prior fiscal years.

                  (q) Employee Benefit Plans. The Company has not established and does not maintain any employee pension benefit plans, deferred compensation plans or other plans which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

                  (r) Customers. Since June 30, 2002, to their knowledge none of the Company's major customers has terminated or indicated an intention to terminate its business with, or reduce the volume of its business with, the Company. To their knowledge the Company has no customers whose business is or has within 90 days prior to the Closing Date been the subject of competitive bidding procedures.

                  (s) Intellectual Property. The Company owns or possesses the requisite licenses or rights to use all fictitious names, trademarks, patents, copyrights in published and unpublished works, service marks, service names, trade names and other intellectual property (including, without limitation, computer programs, source codes and software) (collectively, "Intellectual Property") where failure to possess them would have a material adverse effect on the Business or financial condition of the Company. Schedule 8(s) contains a description of the Intellectual Property owned or used by, or necessary for the conduct of, the business of Company or to which the Company claims an interest in connection with the conduct of the Business, specifying as applicable (a) the title therefor, if any, (b) the registration or application number thereof, if any, (c) the record owner thereof and (d) the jurisdiction(s) in which the Intellectual Property has been issued or registered, or in which an application for issuance or registration has been filed. Schedule 8(s) also contains a complete list of all agreements relating to product development and product evaluation, as well as agreements pursuant to which Company is permitted to, or permits another party to, use any Intellectual Property. Schedule 8(s) also contains a complete list of all third-party software and intellectual property used in the Business and describes the licenses for such use. Company and each of its subsidiaries has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. The Company is not using or in any way making any unauthorized use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of Company.

                  Except as disclosed on Schedule 8(s), (i) there are no claims pending or, to the knowledge of Company and Parent, threatened by or against Company or before any governmental body, challenging the use or validity of any Intellectual Property; (ii) to the knowledge of Company and Parent, Company has the sole and exclusive right, title and interest in and to all Intellectual Property (other than Intellectual Property to which Company has rights pursuant to a license), free and clear of all Liens, and the consummation of the transactions contemplated in this Agreement will not alter or impair any such rights; (iii) all fees and taxes in relation to all Intellectual Property have been paid or accrued; and (iv) all renewals have been duly effected on time. Except as set forth in Schedule 8(s), Company (i) is not a licensor or licensee in respect of any of the Intellectual Property, (ii) does not pay any royalty to or receive any royalty from any person with respect to any of the Intellectual Property and (iii) has not granted any rights to or received any rights from any person with respect to any of the Intellectual Property. No services currently provided or products currently sold by or on behalf of Company or its Business infringe on Intellectual Property rights of any person, and no such claims have been made or threatened and, in either case, have not been withdrawn or abandoned, against Company.

                  (t) Bank Accounts. Schedule 8(t) describes all bank accounts of Company, including (i) the name of each bank in which Company maintains accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each person authorized to draw on the accounts or have access to safe deposit boxes.

                  (u) No Broker. Neither the Company nor the Parent has dealt with a broker or finder in connection with this Agreement and no broker or other person is entitled to any commission or finder's fee from the Company or the Parent in connection with the consummation of the transactions contemplated by this Agreement.

                  (v) Stock Purchase Agreement. The Stock Purchase Agreement and all other documents and agreements executed by Sellers pursuant to the Stock Purchase Agreement (the "Purchase Documents") are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally. No default of Assignor exists under the Stock Purchase Agreement. The Assignor has full power and authority to assign its rights under the Stock Purchase Agreement and the Purchase Documents pursuant to this Assignment. The Assignment of Representations has been duly authorized, executed and delivered by the Assignor. Other than the consent of Albert Peacock, Arthur Peacock and Company, no consent of any person is required to be obtained by the Assignor in connection with the execution, delivery or performance of the Assignment of Representations except those that have been obtained or made prior to the date hereof.

                  (w) Completeness. No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement not misleading.

         All of the foregoing warranties and representations shall be true and correct as of the Closing Date and shall survive the closing of the transactions contemplated by this Agreement.

         9. Warranties and Representations of Buyer. Buyer warrants and represents to Sellers as follows:

                  (a) Organization and Qualification. Buyer is a corporation which is duly organized and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority to carry on its business as it is presently conducted.

                  (b) Authority. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

                  (c) Validity. The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions, and upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Buyer.

                  (d) No Broker. Buyer has dealt with no broker or finder in connection with this Agreement and no broker or other person is entitled to any commission or finder's fee from Buyer in connection with the consummation of the transactions contemplated by this Agreement.

                  (e) Completeness. No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact or omits to state any material fact required to make the statements contained herein not misleading.

         All of the foregoing warranties and representations shall be true and correct as of the Closing Date and shall survive the closing of the transactions contemplated by this Agreement.

         10.      Termination.

                  (a) Termination Events. This Agreement may be terminated at or prior to Closing upon delivery of a written notice by the terminating party. This Agreement may be terminated:

                           (i)      by Buyer upon a material breach of any of
the terms of this Agreement by Company or Parent if such breach is not waived by Buyer in writing;

                           (ii)     by Company upon a material breach of any of
the terms of this Agreement by Buyer if such breach is not waived by Company and Parent in writing;

                           (iii)    by Buyer if satisfaction of the conditions
set forth in Section 7(a) becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement);

                           (iv)     by Company if satisfaction of the
conditions set forth in Section 7(b) becomes impossible (other than through the failure of Company or Parent to comply with its or his obligations under this Agreement);

                           (v)      by mutual agreement of Buyer and Company;
or

                           (vi)     by Buyer or Company, if the transactions
contemplated in this Agreement have not closed on or before August 16, 2002, unless otherwise extended by written agreement of the parties.

                  (b) Effect of Termination. Upon termination of this Agreement pursuant to this Section 10, all obligations of the parties under this Agreement shall cease, except that Sections 11 and 13 shall survive termination of this Agreement.

         11. Expenses of Sale. Each party agrees to bear its own legal, accounting and other expenses in connection with the preparation of this Agreement and consummation of the transactions contemplated by it. Buyer will pay one-half of any commissions owed to Broker; provided, however, Buyer shall in no event pay more than $45,000. Company shall be responsible for fees for filing or recording any documents required to consummate the transactions contemplated by this Agreement.

         12. Covenant Relating to Representations and Warranties. Parent shall promptly notify Buyer in writing if it becomes aware of any damage, loss, deficiency, liability, obligation, commitment, cost or expense (any of the foregoing, a "Stock Purchase Indemnity Claim") for which Parent could have sought indemnification from Arthur Peacock and Albert Peacock under the Stock Purchase Agreement. Upon receipt of notice from Parent, Buyer agrees, at Parent's sole cost and expense using counsel chosen by Parent, to pursue any such Stock Purchase

Indemnity Claims in appropriate proceedings, which shall be promptly settled or prosecuted by Buyer to a final conclusion. Upon conclusion of any proceedings against Albert Peacock and Arthur Peacock Buyer will (i) remit to Parent any amounts recovered from Arthur and Albert Peacock with respect to the Stock Purchase Indemnity Claim, net of any expenses incurred by Buyer in the pursuit of the claim and (ii) provide Parent a detailed invoice of all fees and costs incurred in pursuit of the Stock Indemnity Claim. Parent shall promptly pay Buyer any amounts reflected on Buyer's invoice to Parent not paid from the proceeds of a recovery from Albert Peacock and Arthur Peacock.

         13. Default. If any party fails to perform its obligations under this Agreement within the time specified, time being of the essence, the other party may seek damages or exercise any other right available to it under applicable law.

         14. Confidentiality. Nothing in this Agreement shall be deemed to supersede the Confidentiality Agreement dated as of July 11, 2002 between Company and Buyer.

         15.      Indemnification.

                  (a) From and after the Closing until the eighteen month anniversary of the Closing Date, the Company and the Parent, jointly and severally, shall, subject to the limitations set forth herein, reimburse, indemnify and hold harmless Buyer, its officers, directors, employees, successors and assigns (each an "Indemnified Buyer Party") against and in respect of:

                           (i)      all damages, losses, deficiencies,
liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                                    (A)      liabilities and obligations of the
         Company of any nature whatsoever (including liabilities for taxes), except for the Assumed Liabilities;

                                    (B)      actions, suits, claims, or legal,
         administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to the Company or the Business in which the principal event giving rise thereto occurred prior to or on the Closing Date or which result from or arise out of any action or inaction prior to or on the Closing Date of the Company or any director, officer, shareholder, employee, agent, representative or subcontractor of the Company, except for those which Buyer specifically assumes pursuant to this Agreement; and

                                    (C)      any misrepresentation, breach of
         warranty or nonfulfillment of any agreement or covenant on the part of the Company or Parent under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto; and

                           (ii)     all actions, suits, claims, proceedings,
investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section, as set forth in this Agreement.

                  (b) From and after the Closing, the Buyer shall, subject to the limitations set forth herein, reimburse, indemnify and hold harmless Sellers and each of their officers, directors, employees, successors and assigns (each an "Indemnified Seller Party ") against and in respect of:

                           (i)      all damages, losses, deficiencies,
liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                                    (A)      those liabilities and obligations
         of the Company which Buyer specifically assumes pursuant to this Agreement;

                                    (B)      actions, suits, claims, or legal,
         administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to the Company or the Business in which the principal event giving rise thereto occurred subsequent to the Closing Date or which result from or arise out of any action or inaction subsequent to the Closing Date of the Buyer or any director, officer, shareholder, employee, agent, representative or subcontractor of the Buyer; and

                                    (C)      any misrepresentation, breach of
         warranty or nonfulfillment of any agreement or covenant on the part of the Buyer under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

                           (ii)     all actions, suits, claims, proceedings,
investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section, as set forth in this Agreement.

                  (c) No claims shall be asserted under this Section 15 until the aggregate amount of such claims exceeds $10,000 (the "Threshold"), provided that if the Threshold is met, the Indemnified Buyer Party or the Indemnified Seller Party, as applicable, shall be entitled to receive the full amount of such claims back to the first dollar. The maximum aggregate amount recoverable from an Indemnitor (as defined below) with respect to any claims relating to this Agreement or the transactions contemplated hereby shall not exceed $557,260.00.

                  (d) In the event that any claim or demand for which an Indemnified Buyer Party or an Indemnified Seller Party (each, an "Indemnitee") would be entitled to indemnification under this Section 15 is asserted against or sought to be collected from an Indemnitee by a third party, the Indemnitee shall promptly notify the party obligated to provide such indemnification (each, an "Indemnitor") in writing of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount of such claim or demand to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice"). Indemnitor shall have ten days from the date of personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnitee whether or not they dispute their liability to the Indemnitee with respect to such claim or demand and, notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnitee against any such claim or demand.

                  (e) In the event that an Indemnitor notifies the Indemnitee within the Notice Period that they desire to defend the Indemnitee against such claim or demand then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnitee becoming subject to further liability in respect of such matter; provided, however, Indemnitor shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation.

                  (f) If any Indemnitee desires to participate in any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnitee, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, then the Indemnitee shall have the right to control the defense or settlement of any such claim or demand; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitee elects to exercise such right, Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand at their sole cost and expense.

                  (g) If Indemnitor elects not to defend an Indemnitee against a claim or demand, by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by Indemnitor or the Indemnitee (but no Indemnitee shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of Indemnitor, unless Indemnitor shall have disputed its liability to the Indemnitee as provided under this Agreement; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

                  (h) Upon the determination of liability under this Section pursuant to a nonappealable order of a court of competent jurisdiction, the Indemnitor shall pay to the Indemnitee, within ten days after such determination, the amount of the claim for indemnification made hereunder. In the event that the Indemnitee is not paid in full for any such claim pursuant to the foregoing provisions promptly after an Indemnitor's obligation to indemnify has been determined, the Indemnitee shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by the Indemnitee under any agreements entered into between the Indemnitee and the Indemnitor.

         16.      Miscellaneous Provisions.

                  (a)      Notices. All notices, demands or other
communications required to be given under this Agreement shall be in writing and shall be (i) hand delivered, (ii) sent via a nationally recognized overnight courier (such as FedEx) or (iii) sent by certified mail, return receipt requested, to the parties as follows:

                  If to Parent or Company:

                  Marex, Inc.
                  2701 South Bayshore Drive, 5th Floor,
                  Miami, Florida  33133.
                  Facsimile: 305.285.0001

                  If to Buyer:

                  Exuma Technologies, Inc.
                  3900 Woodlake Boulevard, Suite 200
                  Lake Worth, Florida 33463
                  Facsimile: 561.969.2882

                  Any party may, by written notice to the other parties as provided in this Section, change the place to which all further notices to such party shall be sent.

                  (b) Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective heirs, representatives, administrators, successors and assigns.

                  (c) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. Venue and jurisdiction of all actions relating to the performance or interpretation of this Agreement may be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida. The parties consent to personal jurisdiction in the courts described in this Section for the purpose of all actions, and waive all objections to venue and the right to assert that a court chosen under this
Section is improper based on the doctrine of forum non conveniens.

                  (d) Construction. The paragraph headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement. Conflicts or discrepancies, errors, or omissions in the Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the parties at the time of contracting.

                  (e) Attorneys' Fees. In connection with any litigation, including appellate or bankruptcy proceedings, arising out of or related to this Agreement, the nonprevailing party shall pay all reasonable attorneys' fees and costs of the prevailing party.

                  (f) Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature, and a facsimile signature shall have the same effect as an original.

                  (g) Entire Agreement; Amendment. This Agreement together with the Schedules and all other documents executed by the parties as contemplated by this Agreement constitute the entire agreement of the parties with respect to the subject matter and supersede and replace all previous verbal or written agreements that the parties may have made. All modifications or amendments of this Agreement must be in writing and signed by all parties to this Agreement.

                  (h) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

                  (i) Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

                  (j) WAIVER OF JURY TRIAL. IF LITIGATION IS BROUGHT TO ENFORCE THIS AGREEMENT, EACH PARTY KNOWINGLY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM HAS TO A TRIAL BY

JURY. THE PARTIES AGREE THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES' ENTERING INTO THIS AGREEMENT.

                           [SIGNATURES ON NEXT PAGE.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:                               BUYER:

SOFTWARE SUPPORT TEAM, INC.            EXUMA TECHNOLOGIES, INC.



By:                                    By:
   ------------------------------         --------------------------------------
   David Schwedel, President              Keith Beaty, Chairman of the Board


PARENT:

MAREX, INC.



By:
   ------------------------------
Name:
Title:


                                      18